Exhibit 99.1

Contact:	Paul Donnelly
(978) 433-0868
pdonnelly@viewlocity.com

SYNQUEST, INC. ANNOUNCES COMPANY NAME

CHANGE TO VIEWLOCITY, INC.

ATLANTA (January 6, 2003) — SynQuest, Inc. (OTCBB:SYNQ), a leading provider of supply chain planning and event management applications that power the adaptive supply chain, announces that its Board of Directors has approved a change in the Company name to Viewlocity, Inc.  As previously announced on November 18, 2002, Viewlocity merged with and into SynQuest in a reverse merger.  The Company’s stock will begin trading on the OTC Bulletin Board under the new symbol “VLCY” effective January 7, 2003.

“We view this new name as symbolizing a new beginning for our company,” commented Jeff Simpson, chief executive officer of Viewlocity, Inc.  “The Viewlocity name better reflects the impact of our merger and represents a strong market identity.  Viewlocity is already recognized as a leading provider of powerful supply chain solutions that enable businesses to reduce manufacturing and logistics costs, increase service levels, and realize more efficient capacity utilization across the supply chain.  We believe there is a growing demand for these emerging technologies in today’s market and the Viewlocity brand name represents a strong value proposition to our customers and prospects.”

About Viewlocity

Viewlocity is a leading provider of adaptive supply chain management applications. These next-generation applications enable companies to operate with more speed, efficiency, and flexibility than ever before.  The solutions combine financially optimized supply chain planning with adaptive execution to detect and respond to potential problems and opportunities as they occur.  Viewlocity’s customers experience dramatic improvements in on-time fulfillment, transportation costs, inventory costs, and operations as a result of implementing Viewlocity’s software.

This press release contains statements, estimates or projections, not historical in nature, including statements with respect to plans, projections or future performance of Viewlocity and further versions of Viewlocity Solutions, that may constitute “forward-looking statements” as defined under U.S. federal securities laws.  These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from Viewlocity’s historical experience and our present expectations or projections.  Viewlocity undertakes no obligation to publicly update or revise any forward-looking statements.

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